UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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WISDOMTREE, INC.
(Name of Registrant as Specified In Its Charter)

ETFS CAPITAL LIMITED GRAHAM TUCKWELL BRUCE AUST TONIA PANKOPF
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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ETFS Capital Limited, together with the other participants named herein (collectively, “ETFS Capital”), intends to file a preliminary proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2023 annual meeting of stockholders of WisdomTree, Inc., a Delaware corporation (the “Company”).

On April 13, 2023, a representative of ETFS Capital Limited, Martyn James, was quoted in the following article published by Ignites:

WisdomTree, ETFS Spar Over Board Nominees

ETFS Capital Chair Graham Tuckwell decried the ETF shop’s ‘dismal’ performance in an open letter. WisdomTree called Tuckwell’s claims ‘misleading.’

By Brian Ponte | April 13, 2023

WisdomTree’s largest shareholder has nominated three board members who it says are needed to address the company’s “dismal” performance.

ETFS Capital Chair Graham Tuckwell on Wednesday published an open letter to WisdomTree noting that the firm had nominated Bruce Aust, Tonia Pankopf and Tuckwell to WisdomTree’s board. The nominations will be voted on by shareholders at the company’s annual meeting – the date for which has not yet been announced.

ETFS Capital a year ago pushed WisdomTree to appoint three board nominees, including Tuckwell. WisdomTree appointed the activist's nominees sans Tuckwell.

WisdomTree currently has nine board members. Three of the directors have terms that expire in2023, including Chief Executive Jonathan Steinberg and Chair Frank Salerno, last year's proxy filing shows.

ETFS Capital is looking to replace existing WisdomTree board members rather than add new seats to the board, said Martyn James, managing director for ETFS Capital.

In Wednesday's letter, Tuckwell claims that over the last five years, WisdomTree’s operating income has declined by 2%, even though assets under management have increased by more than 50%, “helped by the market-wide trend of investors continuing to move from active [mutual] funds to ETFs.”

Across products, WisdomTree had $91.5 billion in assets under management as of April 11. The firm had $61.3 billion in assets across 80 ETFs as of March 31, according to data from Morningstar Direct. Those ETFs recorded net inflows of $15.3 billion during the year ended that date.

ETFS Capital is WisdomTree’s biggest shareholder, with aggregate ownership of approximately 10.2% of the ETF shop’s outstanding common stock, which together with its Series A preferred stock would represent approximately 18.3% of WisdomTree’s outstanding common stock on an as-converted basis, the letter notes.

Aust has been a strategic advisor to Anthemis Group, a venture capital firm, since February 2021, and a strategic advisor to 150Bond, an advisory firm to C-level executives, since March 2020, the letter states. He previously held various executive roles at Nasdaq, including vice chairman from 2015 to December 2019 and executive vice president of global listings from 2003 to 2014.

WisdomTree moved its common stock listing to the New York Stock Exchange from Nasdaq in October.

Pankopf has been a managing partner of Pareto Advisors, an investment, financial and strategic advisory firm, since 2005, the letter notes. She is also on 180 Degree Capital's board of directors as a member of its valuation, audit and nominating, and corporate governance committees. Pankopf has been a director of the closed-end investment management firm since August 2020.

Pankopf was previously on the boards of Landec Corporation, TICC Capital, University System of Maryland Foundation and Centro Primo Levi for Italian Studies.

“It is clear to us that further change to the WisdomTree board is urgently required to trigger the actions needed to get the company back on track,” ETFS Capital's James wrote in an email. “We believe that the election of our slate of exceptionally qualified nominees is the change needed to trigger those actions.”

Tuckwell and Lion Point Capital Chair Didric Cederholm last March sent a letter to WisdomTree’s board urging the firm to oust Steinberg. ETFS Capital’s most recent letter does not mention Steinberg.

Tuckwell and Cederholm claimed at the time that WisdomTree had “squandered its credibility” since its 2018 acquisition of ETFS Capital’s European exchange-traded commodity, currency and short and leveraged business.

“WisdomTree stockholders have seen $400 million in value — approximately 50% of its current market capitalization — destroyed by the present management team and board,” Tuckwell and Cederholm wrote in last March's letter.

The move by ETFS Capital and Lion Point prompted WisdomTree to adopt a short-term poison pill later that month, barring shareholders from holding more than 10% of the company’s common stock until after its 2022 annual meeting.

WisdomTree and the activists reached an agreement in May 2022, rescinding the poison pill and appointing former State Street Global Advisors investment chief Lynn Blake and managing partner at ETF researcher ETFGI Deborah Fuhr to WisdomTree’s board. WisdomTree did not, however, agree to remove Steinberg from his position as CEO.

In this week's open letter, Tuckwell claims that these changes to the board have “not been enough” and have been “undermined” by incumbent directors maintaining all key board positions. Tuckwell noted that Salerno continues to chair the compensation committee, while board members Win Neuger and Anthony Bossone continue to chair the governance and audit committees, respectively.

Last month, WisdomTree’s board readopted the poison pill provision.

“We consider these to be the actions of a board who is afraid to be held to account by its stockholders,” Tuckwell said in Wednesday’s letter.

Tuckwell also claimed that WisdomTree’s board has “repeatedly refused” to engage with ETFS Capital in any meaningful way since last May.

Tuckwell claimed in the letter that when ETFS Capital sold WisdomTree its ETC business in 2018, it believed that WisdomTree’s stock price would increase “solidly” as a result of enhanced earnings per share that ETFS Capital delivered to WisdomTree as well as tailwinds from investors migrating from actively managed mutual funds to ETFs. Instead, he noted, WisdomTree’s stock price has declined from $9.11 on April 12, 2018, to $5.62 on March 17, the day that WisdomTree readopted its poison pill.

Tuckwell blames this decline on a “lack of focus on the core business, poor capital allocation decisions, failure to manage operating expenses, and undue emphasis on the misguided WT Prime initiative,” in the letter.

WisdomTree Prime is the company’s forthcoming digital wallet application. The company has twice delayed its rollout and aims to launch the digital wallet this quarter.

WisdomTree responded to Tuckwell’s claims on Wednesday afternoon, claiming that the company had, in fact, engaged with Tuckwell and ETFS Capital regularly since the beginning of 2022.

“For some time now, we have been engaging with ETFS Capital and its chairman, Graham Tuckwell, in a good faith effort to avoid a distracting and costly proxy contest,” Salerno said in a press release. “We have met with ETFS Capital multiple times in the past month, and regularly since the beginning of 2022, to try to understand their concerns and intentions.”

Tuckwell has sought to take control of WisdomTree and pushed to replace four sitting directors with three new ones that he would choose and another to be mutually agreed upon, Salerno wrote, adding that Tuckwell had refused to disclose ETFS Capital’s director choices.

Salerno called Tuckwell’s claims of underperformance “misleading,” citing the fact that WisdomTree on Tuesday announced that it had surpassed $90 billion in global assets under management for the first time, and had marked its tenth consecutive quarter of net inflows. WisdomTree's stock outperformed the market and was a top-performing stock in relation to its peer group of traditional asset managers in 2022 and year to date in 2023, he added.

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CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

ETFS Capital Limited, a Jersey company (“ETFS Capital”), together with the other participants in its anticipated solicitation (collectively, “ETFS”), intends to file a preliminary proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes in connection with the 2023 annual meeting of stockholders of WisdomTree, Inc., a Delaware corporation (the “Company”).

ETFS STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be ETFS Capital, Bruce E. Aust, Tonia Pankopf and Graham Tuckwell AO.

As of the date hereof, ETFS Capital beneficially owns directly 15,250,000 shares of Common Stock, $0.01 par value per share (the “Common Stock”) and 14,750 shares of Series A Non-Voting Convertible Preferred Stock, par value $0.01 (the “Series A Preferred Stock”). Mr. Tuckwell, as the Executive Chairman and controlling shareholder of ETFS Capital, may be deemed to beneficially own the 15,250,000 shares of Common Stock directly owned by ETFS Capital and the 14,750 shares of Series A Preferred Stock directly owned by ETFS Capital. As of the date hereof, Mr. Aust and Ms. Pankopf do not beneficially own any securities of the Company.